Exhibit 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

among

SMITHFIELD FOODS, INC.,

and

CONTIGROUP COMPANIES, INC.

Dated: May 7, 2007

		Page
(n)	Further Assurances	18
(o)	Other Agreements	19
(p)	Counterparts	19

ii

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated May 7, 2007 (this “Agreement”), among Smithfield Foods, Inc., a Virginia corporation (the “Company”) and ContiGroup Companies, Inc., a Delaware corporation (“Stockholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 1.

R E C I T A L S :

A. Pursuant to the Agreement and Plan of Merger, dated as of September 17, 2006 (the “Merger Agreement”), among the Company, KC2 Merger Sub, Inc. and Premium Standard Foods, Inc. (“PSF”), each outstanding share of the common stock, par value $0.01 per share, of PSF will be converted into the right to receive 0.6780 shares of Common Stock and $1.25 in cash, subject to adjustment as provided in the Merger Agreement.

B. Concurrently with the Merger Agreement, the Company, Stockholder and PSF entered into the Voting Agreement, dated September 17, 2006 pursuant to which the Company, among other things, has agreed to grant “piggy-back” registration rights to Stockholder with respect to the Registrable Securities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Interpretation.

(a) Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination: (i) if the Registrable Securities are listed on a national securities exchange, the closing price per share of a Registrable Security on such date or, if no such closing price on such date is reported, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (ii) if the Registrable Securities are not then listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market LLC or such other system then in use; or (iii) if on any such date the Registrable Securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Registrable Securities selected by the Company; or (iv) if none of (i), (ii) or (iii) is applicable, a market price per share determined in good faith by the Board of Directors. If trading is conducted on a continuous basis on any exchange, then the closing price shall be as at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.50 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 3(a).

“Designated Holder” means Stockholder, and any transferee (whether direct or indirect) of Stockholder to whom Registrable Securities have been transferred in accordance with Section 8(f), other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S promulgated under the Securities Act.

“Designated Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Designated Holder or used or referred to by such Designated Holder in connection with the offering of Registrable Securities.

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Holders’ Counsel” has the meaning set forth in Section 5(a)(i).

“Incidental Registration” has the meaning set forth in Section 3(a).

“Indemnified Party” has the meaning set forth in Section 6(c).

“Indemnifying Party” has the meaning set forth in Section 6(c).

“Inspectors” has the meaning set forth in Section 5(a)(viii).

“Liability” has the meaning set forth in Section 6(a).

“Lock-up Agreements” has the meaning set forth in Section 4(a).

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding 30 days on which the national securities exchanges are open for trading.

“Merger Agreement” has the meaning set forth in Recital A.

“NASD” means the National Association of Securities Dealers, Inc.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means any “prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Records” has the meaning set forth in Section 5(a)(viii).

“Registrable Class Securities” means the Registrable Securities and any other securities of the Company that are of the same class as the relevant Registrable Securities.

“Registrable Securities” means each of the following: (a) any and all shares of Common Stock received in the Merger and owned by the Designated Holders or any other capital stock of Parent into which such stock is reclassified or reconstituted; and (b) any shares of Common Stock issued or issuable to any of the Designated Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock or voting common stock issuable upon conversion, exercise or exchange thereof.

“Registration Expenses” has the meaning set forth in Section 5(d).

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

(b) Interpretation. Unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2. General; Securities Subject to this Agreement.

(a) Grant of Rights. The Company hereby grants “piggy-back” registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

(b) Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of the Registrable Securities owned by the relevant Designated Holder may be sold in a single fiscal quarter pursuant to Rule 144 promulgated under the Securities Act (iii) the Registrable Securities transferred to a Person not entitled to the registration rights granted by this Agreement, or (iv) such Registrable Securities cease to be outstanding.

(c) Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Designated Holder. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion, exercise or exchange of another security shall be deemed outstanding for the purposes of this Agreement.

3. Incidental or “Piggy-Back” Registration.

(a) Request for Incidental or “Piggy-Back” Registration. At any time after the date hereof, if the Company proposes to file a Registration Statement with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any stockholder of the Company, then the Company shall give written notice of such proposed filing to each of the Designated Holders at least 20 days before the anticipated filing date, and such notice shall describe the proposed registration, offering price (or reasonable range thereof) and distribution arrangements, and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”). In connection with any Incidental Registration under this Section 3(a) involving an underwritten public offering, the Company shall use its reasonable efforts (within 20 days after the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters (the “Company Underwriter”) to permit each of the Designated Holders who has requested in writing to participate in the Incidental Registration to include the number of such Designated Holder’s Registrable Securities specified by such Designated Holder in such offering on the same terms and conditions as the securities of the Company or for the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 3(a) involving an underwritten public offering, the Company shall not be required to include any Registrable Securities in such underwritten public offering unless the Designated Holders thereof accept the terms of the underwritten public offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall include in such Incidental Registration only the aggregate amount of Registrable Securities that the Company Underwriter believes may be sold without any such material adverse effect and shall include in such registration, first, all of the securities to be offered for the account of the Company; and second, the Registrable Securities to be offered for the account of the

Designated Holders pursuant to this Section 3 and the securities for the account of any other stockholders of the Company, pro rata based on the number of Registrable Securities owned by each such Designated Holder or securities for the account of such other stockholder.

(b) Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 3, whether or not such Incidental Registration becomes effective.

4. Lock-up Agreements.

(a) Designated Holder Lock-up Agreements. To the extent (i) requested by the Company Underwriter, in the case of an underwritten public offering, and (ii) the Company and all of the Company’s officers, directors and holders in excess of 1% of its outstanding shares of capital stock execute agreements identical to or more restrictive than those referred to in this Section 4(a), each Designated Holder agrees (x) not to effect any Transfer of any Registrable Class Securities or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities and (y) not to make any request for the registration of the Transfer of any Registrable Class Securities or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities, in each case, during the period beginning on the effective date of the Registration Statement for such public offering and ending on the date that is 90 days after the date of the final Prospectus relating to such public offering (or such shorter period, if any, mutually agreed upon by such Designated Holder and the requesting party), except as part of such public offering. Upon request by the Company Underwriter, each Designated Holder shall enter into customary lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence and no less favorable to the Designated Holders than those applicable to any other stockholder of the Company that signs a Lock-up Agreement in connection with such offering. No Designated Holder subject to this Section 4(a) shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to this Section 4(a) unless all other Designated Holders subject to the same obligation are also released.

(b) Third Party Beneficiaries in Lock-up Agreements. Any Lock-up Agreements executed by the Designated Holders pursuant to this Section 6 shall contain provisions naming the Company as an intended third-party beneficiary thereof and requiring the prior written consent of the Company for any amendments thereto or waivers thereof.

5. Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as practicable, and in connection with any such request or requirement, the Company shall:

(i) as expeditiously as possible, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (A) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities of Designated Holders being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (B) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all actions required to prevent the entry of such stop order or to remove it if entered;

(ii) as expeditiously as possible, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (A) 180 days and (B) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold;

(iii) as expeditiously as possible, furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed pursuant to Rule 424 promulgated under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv) as expeditiously as possible, register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(a)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(v) as expeditiously as possible, notify each seller of Registrable Securities: (A) when a Disclosure Package, Prospectus, any Prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Disclosure Package, Registration Statement or related Prospectus or for additional information; (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (E) of the existence of any fact or happening of any event of which the Company has knowledge which makes any statement of a material fact in such Disclosure Package, Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Disclosure Package, Registration Statement or Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Disclosure Package or Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (F) of the determination by counsel of the Company that a post-effective amendment to a Registration Statement is advisable;

(vi) as expeditiously as possible, upon the occurrence of any event contemplated by Section 5(a)(v)(E) or the good faith determination of the Board of Directors that any registration of Registrable Securities should not be made or continued because it would materially interfere with any financing, acquisition, corporate reorganization or merger or other transaction involving the Company, as promptly as practicable, prepare a supplement or amendment to such Disclosure Package, Registration Statement or related Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such Disclosure Package, Registration Statement or Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Disclosure Package or Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Company Underwriter, as applicable) and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other information meetings organized by the Company Underwriter, if applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(viii) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (C) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(ix) if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(x) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(xi) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Designated Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of Holders’ Counsel;

(xii) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

(xiii) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(xiv) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than 17 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(xv) cause all such Registrable Securities to be listed on each securities exchange on which Registrable Class Securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(xvi) as expeditiously as practicable, keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3, and provide Holders’ Counsel with all correspondence with the Commission in connection with any such Registration Statement;

(xvii) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(xviii) if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter reasonably requests; and

(xix) take all other steps reasonably necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

(b) Seller Obligations. In connection with any offering under any Registration Statement under this Agreement, each Designated Holder:

(i) shall promptly furnish to the Company in writing such information with respect to such Designated Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law for use in connection with any related Disclosure Package, Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not contain a material misstatement of fact or necessary to cause such Disclosure Package, Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading;

(ii) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and

(iii) shall not use any Free Writing Prospectus without the prior written consent of the Company.

(c) Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(a)(v)(E), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 5(a)(vi) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 5(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(a)(v)(E) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 5(a)(vi).

(d) Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this

Agreement, including (i) Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of Holders’ Counsel, any necessary counsel with respect to state securities law matters, counsel to the Company and of its independent public accountants, and any other accounting fees, charges and expenses incurred by the Company (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any legal fees, charges and expenses incurred by the Designated Holders (except that the Company shall not be obligated to pay the legal fees, charges and expenses of more than one separate counsel and one local counsel for all Designated Holders, taken together), and (v) any liability insurance or other premiums for insurance obtained in connection with any Incidental Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 5(d) are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Designated Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel.

6. Indemnification; Contribution.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless each Designated Holder, its stockholders, partners, members, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Designated Holder (including the information provided pursuant to Section 5(b)(i)) expressly for use therein.

(b) Indemnification by Designated Holders. In connection with any offering in which a Designated Holder is participating pursuant to Section 3, such Designated Holder shall indemnify and hold harmless the Company, any underwriter retained by the Company, each other Designated Holder, their respective directors, officers, other Affiliates and each Person who controls the Company, such other Designated Holders or such underwriter (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Designated Holder Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Designated Holder Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, to the extent such Liabilities arise out of or are based upon written information furnished by such Designated Holder or on such Designated Holder’s behalf expressly for inclusion in the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities (including the information provided pursuant to Section 5(b)(i)); provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Designated Holder and the total amount to be indemnified by such Designated Holder pursuant to this Section 6(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering to which the Registration Statement, Prospectus, Disclosure Package or Designated Holder Free Writing Prospectus relates.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either

(A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases specified in the prior sentence, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d) Contribution. If the indemnification provided for in this Section 6 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(a), 6(b) and 6(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7. Exchange Act Reporting and Rule 144. The Company covenants that it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder may reasonably request (including providing any information necessary to comply with Rule 144 promulgated under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or Regulation S promulgated under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the written request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

8. Miscellaneous.

(a) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock, (ii) any and all shares of voting Common Stock of the Company into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(b) No Inconsistent or Superior Agreements. The Company represents and warrants that it has not granted Incidental Registration rights that are superior to or more favorable than those contained in this Agreement to any other Person with respect to the Common Stock (or any securities exchangeable or convertible into or exercisable for Common Stock). The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement. To the extent that after the date of this Agreement, the Company grants Incidental Registration rights that are superior to or more favorable than those contained in this Agreement to any other Person with respect to the Common Stock (or any securities exchangeable or convertible into or exercisable for Common Stock), any such superior or more favorable rights or terms shall be deemed to be granted simultaneously to the Designated Holders with respect to their Registrable Securities, and the Company shall promptly prepare and execute such documents to reflect and provide such Designated Holders with such superior or more favorable rights.

(c) Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement, without need for a bond. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

(d) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) Designated Holders holding Registrable Securities representing (after giving effect to any adjustments) at least a majority of the aggregate number of Registrable Securities owned by all of the Designated Holders. Any such written consent shall be binding upon the Company and all of the Designated Holders.

(e) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i) if to the Company:

Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Telecopy: (757) 365-3025
Attention: C. Larry Pope

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telecopy: (212) 455-2502
Attention: Robert E. Spatt
Maripat Alpuche

(ii) if to Stockholder:

ContiGroup Companies, Inc.
277 Park Avenue
New York, NY 10172
Telecopy: (212) 207-5193
Attention: Michael J. Zimmerman

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy: (212) 757-5990
Attention: Robert B. Schumer

(iii) if to any other Designated Holder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted. Any party may by notice given in accordance with this Section 8(e) designate another address or Person for receipt of notices hereunder.

(f) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. The incidental or “piggy-back” registration rights of the Designated Holders contained in Section 3 and the other rights of each of the Designated Holders with respect thereto shall be, with respect to any Registrable Security, transferred to any Person who is the transferee of such Registrable Security, without the consent of the Company. At the time of the transfer, or promptly following the transfer, of any Registrable Security as contemplated by this Section 8(f), such transferee shall execute and deliver to the Company an instrument, substantially in the form of Exhibit A hereto (which shall also be executed by the Company), to evidence its agreement to be bound by, and to comply with, this Agreement as a Designated Holder. All of the obligations of the Company hereunder shall survive any such transfer. Except as provided in Section 6, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York County in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(i) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE, WHETHER IN WHOLE OR IN PART, UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(j) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(k) Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(l) Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

(m) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(n) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(o) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement, including the Merger Agreement or the Voting Agreement.

(p) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

SMITHFIELD FOODS, INC.

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Vice President, Chief Legal Officer and Secretary

CONTIGROUP COMPANIES, INC.

By:	/s/ Michael J. Zimmerman
Name:	Michael J. Zimmerman
Title:	Executive Vice President and Chief Financial Officer

Signature Page To Registration Rights Agreement

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this      day of                     , 20    , by and between                              (the “New Designated Holder”) and [the Corporation] (the “Company”), pursuant to a Registration Rights Agreement dated as of [ ] (the “Agreement”), between and among the Company and the Stockholder. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company has agreed to provide “piggy-back” registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Designated Holder has acquired Registrable Securities directly or indirectly from a Designated Holder; and

WHEREAS, the Company and the Stockholder have required in the Agreement that all persons desiring registration rights must enter into an Addendum Agreement binding the New Designated Holder to the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Designated Holder acknowledges that it has received and read the Agreement and that the New Designated Holder shall be bound by, and shall have the benefit of, all of the terms and conditions applicable to a Designated Holder set out in the Agreement.

New Designated Holder

Address:

A-1

AGREED TO on behalf of [the Company] pursuant to Section 8(f) of the Agreement.

[THE COMPANY]

By:

Printed Name and Title

A-2